Exhibit 2.3

CONFIDENTIAL	Execution Version

Dated 26 May 2016

HERCULES BRITISH OFFSHORE LIMITED

as Existing Charterers

DOCKWISE SHIPPING B.V.

as Owner

and

MAERSK HIGHLANDER UK LIMITED

as New Charterers

Novation and amendment agreement in

respect of a HEAVYCON 2007 - Standard

Heavylift Charter Party relating to the

transport of m.v. Maersk Highlander

Contents

Clause		Page

1	Definitions and Interpretation	1

2	Effective Time	3

3	Novation and Release of Obligations	3

4	Indemnity	4

5	Confidentiality	4

6	Charter Amendments	4

7	Confirmations	4

8	Notices	4

9	Miscellaneous	6

Schedule 1 Novated Charter Amendments		8

Schedule 2 Charter		9

THIS NOVATION AND AMENDMENT AGREEMENT (this Agreement) is dated 26 May 2016 and made BY and AMONG:

(1) Existing Charterers:	Hercules British Offshore Limited, a company incorporated under the laws of England and Wales (company number 09033092), whose registered office is at Ince & Co LLP, Aldgate Tower, 2 Leman Street, London, E1 8QN

(2) Owner:	Dockwise Shipping B.V., a company incorporated under the laws of the Netherlands (company number 20100832), whose registered office is at Rosmolenweg 20, 3356 LK Papenddrecht, The Netherlands (previously of Lage Mosten 21, 4822 NJ Breda, The Netherlands)

(3) New Charterers:	Maersk Highlander UK Limited., a company incorporated under the laws of laws of England and Wales (company registration number 10195411) whose registered office is at Maersk House, Braham Street, London E1 8EP

RECITALS:

(A)	The Existing Charterers and the Owner entered into that certain Standard Heavylift Charter Party (Heavycon 2007) on 12 February 2015 (as amended from time to time, the Charter) as more particularly described in Schedule 2, whereby the Owner agreed to transport the Friede & Goldman design JU2000E heavy duty jack-up rig known as “Hercules Highlander” with IMO number 9745249 (the Cargo) currently under construction to be delivered to Hercules North Sea, Limited (HNSL), together with some third party equipment, on the M.V. “Treasure” from Singapore to the United Kingdom, as more particularly set out in Schedule 2 (the Heavylift Services);

(B)	Jurong Shipyard Pte Ltd. (Jurong), HNSL, the Existing Charterers and the New Charterers (among others) entered into that certain tripartite agreement to be dated on or about the date of this Agreement (the Tripartite Agreement), whereby the New Charterers has agreed to purchase the Cargo from Jurong and Jurong has agreed to release HNSL from its obligation to purchase the Cargo; and

(C)	the Parties have agreed that (i) the New Charterers shall assume all rights, interests, and claims (collectively, the Charter Rights) together with all liabilities, obligations, and duties (collectively, the Charter Obligations) of the Existing Charterers, both Charter Rights and Charter Obligations arising out of or related to the Charter, and (ii) the Owner will release the Existing Charterers, its Affiliates, and its and their employees, agents or representatives (collectively, the Hercules Parties), from any and all claims, obligations, duties or liabilities arising out of or related to the Charter (collectively, the Hercules Obligations).

NOW IT IS HEREBY AGREED AS FOLLOWS:

1	Definitions and Interpretation

1.1	Capitalised words and expressions used but not defined in this Agreement shall have the meanings they are given in the Charter (including definitions incorporated in the Charter by reference to another document).

1.2	In this Agreement, unless the context otherwise requires:

Affiliate means any company or entity under common control with, controlling or controlled by a Party;

Business Day means any day (other than a Saturday or Sunday) on which banks are open for business in London and New York;

New Charterers Group means the New Charterers, their Affiliates and their contractors, sub-Contractors of any tier, co-venturers and customers (having a contractual relationship with the New Charterers, always with respect to the job or project on which the Vessel is employed), and employees of any of the foregoing;

Novated Charter means the Charter as the same has been amended, supplemented and novated pursuant to the terms of this Agreement; and

Parties means the Existing Charterers, the Owner and the New Charterers and “Party” means any of them (as the context requires).

1.3	Notwithstanding the provisions of clause 1.5(b), references herein to the “Charter” shall (unless otherwise specified in this Agreement) be deemed not to include the amendment, supplement and novation thereof constituted by this Agreement.

1.4	Clause headings are inserted for convenience of reference only, have no legal effect and shall be ignored in the interpretation of this Agreement.

1.5	In this Agreement, unless a contrary indication appears:

(a)	references to clauses and the Schedules are to be construed as references to the clauses of, and the Schedules to, this Agreement and references to this Agreement include the Schedules;

(b)	subject as provided in clause 1.3, references to (or to any specified provision of) this Agreement or any other document shall include this Agreement, that document or the relevant provision as it may from time to time be amended but so that the above is without prejudice to any requirement in this Agreement or any other document that the prior consent of any party be obtained;

(c)	a reference to an “amendment” includes a supplement, novation, restatement or re-enactment and “amended” will be construed accordingly;

(d)	words importing the plural shall include the singular and vice versa, and words importing a gender include every gender;

(e)	references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated association or body of persons and any government entity, whether or not having separate legal personality and references to any Party shall be construed so as to include the successors, permitted assignees and permitted transferees of the relevant person;

(f)	references to any provision of law is a reference to such provision as applied, amended, extended or re-enacted and includes any subordinate legislation;

(g)	a reference to an “approval” shall be construed as a reference to any approval, consent, authorisation, exemption, permit, licence, registration, filing or enrolment by or with any competent authority; and

(h)	a reference to “including” shall be construed as a reference to “including without limitation”, so that any list of items or matters appearing after the word “including” shall be deemed not to be an exhaustive list, but shall be deemed rather to be a representative list, of those items or matters forming a part of the category described prior to the word “including”.

2	Effective Time

2.1	The novation and release contemplated by this Agreement shall be effective as of the date hereof (the Effective Time) when signed by the Parties.

3	Novation and Release of Obligations

Novation

3.1	As of and with immediate effect from the Effective Time:

(a)	the Existing Charterers releases the Owner from the Owner’s Charter Obligations under the Charter, and the Owner agrees that it has no further rights or claims against the Existing Charterers arising out of or related to the Charter;

(b)	the Owner releases the Existing Charterers from the Existing Charterers’ Charter Obligations arising out of or relating to the Charter;

(c)	the Existing Charterers agrees that it has no further Charter Rights against the Owner under the Charter and shall cease to be a party to the Charter;

(d)	the New Charterers agrees to assume the Charter Rights and Charter Obligations of the “Charterer” under the Charter (as amended and novated hereby) and to perform the Charter Obligations of the “Charterer” under the Novated Charter;

(e)	the Owner consents to and accepts the assumption by the New Charterers of the Charter Rights and the Charter Obligations of the “Charterer” under the Charter (as amended and novated hereby), and the New Charterers’s agreement to perform the Charter Obligations of the “Charterer” under the Charter;

(a)	the Owner acknowledges that its obligations, duties and liabilities under the Novated Charter are owed to the New Charterers, and agrees with the New Charterers to perform the obligations of the “Owners” under the Novated Charter; and

(b)	all references to the Existing Charterers in the Charter shall be read and construed as references to the New Charterers.

Release of Obligations

3.2	As of and with immediate effect from the Effective Time:

(a)	Each of the Owner and the New Charterer on behalf of themselves, their affiliates and representatives, and their successors and assigns (i) releases, acquits, waives and forever discharges the Hercules Parties from any and all actions, liabilities, claims, liens, encumbrances, rights, demands and set-offs arising out of, or in connection with, the Hercules Obligations, whether in this jurisdiction or any other, and from all (if any) liability to the Owner or the New Charterers (whether in contract, tort, equity or otherwise), including without limitation claims arising in tort or under contract, arising from, or in connection with any act or omission of the Hercules Parties in the discharge or purported discharge of all or any of the Existing Charterers’ obligations to the Owner under the Charter, whether arising before, on or after the Effective Time and in each case whether presently known or unknown to the Owner, the New Charterers or the law, and (ii) agrees and acknowledges that it has no further rights against the Hercules Parties under the Charter; and

(b)	Each of the Owner and the New Charterers shall have the right to enforce the Charter, and pursue any claims or demands under the Charter against the other with respect to matters arising before, or after the date hereof as though the New Charterers were the original party to the Charter instead of the Existing Charterers.

3.3	Each of the Owner and the New Charterers agrees, on behalf of itself and on behalf of its parents, subsidiaries, assigns, transferees, representatives, principals, agents, officers and directors, not to sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against the Hercules Parties any action, suit or other proceeding concerning the Hercules Obligations, in this jurisdiction or any other.

3.4	Notwithstanding the foregoing releases, the Existing Charterer agrees to comply with the provisions of clause 9.6 after the date of this Deed.

4	Indemnity

4.1	The New Charterers shall indemnify, defend and hold harmless the Hercules Parties from and against any and all claims, demands, liabilities, costs, expenses, damages, judgments, settlements, injury, charges or losses (including but not limited to any direct, indirect, or consequential losses, loss of profit, loss of reputation and all interest, penalties and legal costs) whether or not involving third party claims, that the Existing Charterers suffers or incurs arising out of or in connection whatsoever with the Charter Rights or the Charter Obligations in respect of the period after the Effective Time, or any breach, act or omission by the New Charterers in the discharge or purported discharge of all or any of the New Charterers’ obligations to the Owner under the Charter in respect of the period after the Effective Time.

5	Confidentiality

Notwithstanding the provisions contained in clause 4, the Existing Charterers shall be bound by this clause 5, which shall take effect as an agreement separate and independent from the Charter, to observe and perform such duties of confidentiality and non-disclosure owed to such persons as would have been applicable to it under the Charter had it continued to be a party to such document.

6	Charter Amendments

6.1	Save as constituted by this Agreement, there have been no amendments to the Charter and the Charter represents all of the documents to which the Owner and the Existing Charterers are party and which have been entered into prior to the date of this Agreement relating to the Heavylift Services.

6.2	With immediate effect from the Effective Time, the Charter shall be and is amended as set out in Schedule 1 and as so amended shall constitute the Novated Charter.

6.3	With immediate effect from the Effective Time, all references to the Charter contained in any documents delivered under or pursuant to the Charter shall be construed as references to the Novated Charter.

7	Confirmations

7.1	No right to terminate the Charter in accordance with clause 21 therein has occurred, which means that the Charter is continuing.

8	Notices

Communications in writing

8.1	Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

Addresses

8.2	The address or fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is that identified with the name of the relevant Party below or any substitute address, fax number or department or officer as the relevant Party may notify to the other by not less than five Business Days’ notice.

(a)	the Existing Charterers at:

Address:	Claus Feyling, c/o Ince & Co. LLP, Aldgate Tower, 2 Leman Street, London E1 8QN

Phone:	+1-7130349-3115

Email:	cfeyling@herculesoffshore.com

Copy to:	Hercules Offshore, Inc.
9 Greenway Plaza, Suite 2200
Houston, TX 77046
Attn: Beau M. Thompson
Fax: +1-713-350-5109
Email: bthompson@herculesoffshore.com

(b)	the New Charterers at:

Address:	Maersk House, Braham Street, London E1 8EP and with effect from Friday 27th May to 13th Floor, Aldgate Tower, 2 Leman Street, London E1 8FA

Phone:	02077125007

Email:	john.kilby@maersk.com

(c)	the Owner at:

Address:	Boskalis Offshore Legal Department

Rosmolenweg 20, 3356 LK, Papendrecht

The Netherlands

Delivery

8.3	Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under clause 8.2 (Addresses), if addressed to that department or officer.

Notification of address or fax number

8.4	Each Party shall notify the other promptly of changing its own address or fax number.

Electronic communication

8.5	Any communication to be made between the Parties under or in connection with the Charter and/or this Agreement may be made by electronic mail or other electronic means, if the Parties:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

8.6	Any electronic communication made between the Parties will be effective only when actually received in readable form.

9	Miscellaneous

Governing law

9.1	This Agreement and any non-contractual obligations connected with it are governed by English law.

Jurisdiction

9.2	The courts of England have exclusive jurisdiction to settle any dispute arising out of, or in connection with, this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of the Agreement) (a Dispute).

9.3	The Parties agree that the High Court of Justice of London are the most appropriate and convenient courts to settle Disputes and accordingly no Party will dispute to the contrary.

9.4	Save in respect of HNSL, no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to it.

9.5	If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The Parties agree to attempt to substitute, for any invalid or unenforceable provision, a valid or enforceable provision which achieves to the greatest possible extent, the economic, legal and commercial objectives of the invalid or unenforceable provision.

Further Assurances

9.6	Each Party to this Agreement shall, at its own cost, but without incurring cost to the Hercules Parties, promptly do all such acts or execute all such documents (including assignments, transfers, notices and instructions) as any other Party may reasonably specify to give effect to, facilitate, complete, enable, create, maintain and/or perfect the transactions contemplated hereby and/or referred to herein or for the exercise of any rights, powers and remedies of the Parties or by law and/or to confer on the Parties to the fullest extent the rights intended to be conferred by this Agreement.

Counterparts

9.7	This Agreement may be executed in any number of counterparts as necessary but all such counterparts shall together constitute one legal instrument.

Amendments

9.8	No amendments to this deed shall be effective unless evidenced in writing and signed by the Parties to the Agreement.

THIS AGREEMENT has been executed as a deed and it has been delivered an takes effect on the date stated at the beginning of this Deed.

EXECUTION PAGE

Executed as a deed by		)

HERCULES BRITISH OFFSHORE LIMITED		)
acting by:	Claus E. Feyling	)	/s/ Claus E. Feyling

Director

in the presence of:	/s/ Thrine Seglem

Name of witness:	Thrine Seglem

Address:	Ludvig Feyling SGT 18, 4370

Egersund, Norway

Executed as a deed by		)

MAERSK HIGHLANDER UK LIMITED		)
acting by:	John Kilby	)	/s/ John Kilby

Director

in the presence of:	/s/ Michael Youseman

Name of witness:	Michael Youseman

Address:	c/o The Maersk Company Ltd.

Maersk House, London E1 8EP

Executed as a deed by

DOCKWISE SHIPPING B.V.

acting by:	H.J. van Raadhorst		/s/ H.J. van Raadhorst

Director

in the presence of:	/s/ T.C. Kreunen

Name of witness:	T.C. Kreunen

Address:	Rosmolen wey 20

3356 LK Papendrecht

The Netherelands